Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(Nasdaq: PACW)

Contact:	Donald D. Destino
Executive Vice President
Corporate Development and Investor Relations
Phone:	310-887-8521

FOR IMMEDIATE RELEASE	December 11, 2017

PACWEST BANCORP ANNOUNCES LOAN PORTFOLIO SALE

Sale of  $1.49 Billion Cash Flow Lending Portfolio Expected to be Completed by December 31, 2017

Los Angeles, California . . . PacWest Bancorp (Nasdaq: PACW) (“PacWest”) today announced it has agreed to sell cash flow loans with an aggregate carrying value of $1.49 billion as of November 30, 2017 and expects to recognize a pre-tax gain of approximately $13 million. In connection with the sale of this portfolio, PacWest is exiting its commercial lending origination operations related to Healthcare, Technology and General Cash Flows, while retaining and continuing to grow its Security Cash Flow business.  PacWest will consider options for redeploying the liquidity generated by this transaction, including partially offsetting the anticipated negative impact to earnings per share by reducing the balance of wholesale deposits and potentially replacing the current $150 million share repurchase program with a larger authorization.

Matt Wagner, President and CEO commented, “For both cyclical and competitive reasons we have deemphasized growth in our cash flow lending except for our Security Cash Flow business. Today’s action substantially completes that process and allows management to focus attention and resources on profitably growing our other businesses. We believe the definitive nature of today’s action will enhance shareholder value in a number of ways including lowering our credit risk profile, decreasing earnings volatility and significantly mitigating the margin and growth headwinds resulting from incrementally shrinking the cash flow portfolio over time. We anticipate this action will also improve our funding mix by allowing the majority of our wholesale deposits to run off.”

The loan portfolio sale transaction, which was approved by PacWest’s Board of Directors, is expected to close in the fourth quarter of 2017. PacWest also expects to sell an additional portfolio of performing Technology Cash Flow loans with an aggregate principal balance of approximately $152 million prior to year-end at pricing similar to the aforementioned transaction.

PacWest will retain nine non-Security related Cash Flow lending relationships with an aggregate carrying value of approximately $100 million, of which four relationships with an aggregate carrying value of $39 million are classified.  The classified loan aggregate carrying value net of associated reserves represents approximately 50% of the aggregate legal balance.

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with over $25 billion in assets with one wholly-owned banking subsidiary, Pacific Western Bank (the “Bank”). The Bank has 76 full-service branches located throughout the state of California and one branch in Durham, North Carolina. We provide commercial banking services, including real estate, construction, and commercial loans, and comprehensive deposit and treasury management services to small and medium-sized businesses.  We offer additional products and services through our CapitalSource and Square 1 Bank divisions. Our CapitalSource Division provides cash flow, asset-based, equipment and real estate loans and treasury management services to established middle market businesses on a national basis.  Our Square 1 Bank Division offers a comprehensive suite of financial services focused on entrepreneurial businesses and their venture capital and private equity investors, with offices located in key innovation hubs across the United States.  For more information about PacWest Bancorp, visit www.pacwestbancorp.com, or to learn more about Pacific Western Bank, visit www.pacificwesternbank.com.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” about the Company and its subsidiaries within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results and metrics and including statements about the pending sale of our Healthcare, Technology and General Cash Flow loan portfolios (“Sale”) and this discontinuance of future loan originations in those categories. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “forecast,” “expect,” “estimate,” “plan,” “continue,” “will,” “should,” “look forward” and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. These risks and uncertainties include, but are not limited to, our ability to complete the proposed Sale subject to the terms of the definitive agreement, to generate future loan growth in the Security Cash Flow other types of loans, to improve the credit risk profile, to  successfully implement potential share repurchases to offset the reduction in EPS expected as a result of the Sale and to reduce the amount of wholesale deposits as well as our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including the Annual Report on Form 10-K for the year ended December 31, 2016, and particularly the discussion of risk factors within that document.

All forward-looking statements included in this release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.